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                                                                    Exhibit 99.1


[Narrowstep (TM) The TV on the Internet Company]



NEWS RELEASE for March 28, 2006
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NARROWSTEP(TM) INC APPOINTS NEW CEO; CABLE PIONEER JOINS BOARD

LONDON / NEW YORK (MARCH 28, 2006) - Narrowstep(TM) Inc (OTC BB: NRWS), the TV on the Internet Company, announced today that Stephen Beaumont, 49, has been appointed Chief Executive Officer, effective immediately. He replaces Iolo Jones, the Company's visionary founder, who will continue as Chief Strategy Officer and a member of the Board of Directors. The Company also announced that cable pioneer Roger L. Werner, Jr., 56, has joined its Board, increasing the number of members to eight.

STEPHEN BEAUMONT NAMED CEO

Mr. Beaumont, who has over 20 years of experience running international businesses, joined the company in October 2005 and was recently appointed to Narrowstep's Board. Prior to joining Narrowstep, he held several executive management positions including Area Director, Finance and Administration, for Europe, Africa, and Middle East with Parker Pen; Managing Director, Eastern Europe, Africa, Middle East and India for Gillette; and Senior Vice President Europe, for Sanford, the writing instrument division of Newell Rubbermaid. Most recently, in 2002, Mr. Beaumont took over ESL plc's bathroom division and as Managing Director, turned the business around in preparation for its eventual sale last year.

Commenting on today's announcement, Mr. Jones said, "I am proud to have led Narrowstep through the early phases of its life, including developing and commercializing our Internet-based video content delivery products, successfully taking the Company public, raising the funds necessary to fuel our expansion and assembling a first-class management team. It is now time for me to turn control of the day-to-day management of the Company over to the professional managers we have put into place. I have every confidence that Steve will be able to lead our company in the next phase of its development while allowing me to concentrate my energies on the new tools and technologies that make Narrowstep the leading provider of Internet video applications."

ROGER L. WERNER, JR. JOINS BOARD

Mr. Werner, a cable programming pioneer and seasoned network executive, founded the Speedvision (now Fox's "Speed Channel") and Outdoor Life networks and served as their President and CEO from 1995-2001. Launched in December 1995, Speedvision and Outdoor Life achieved profitability in 2001 on combined revenue of over $100 million, and in July 2001 were sold to Fox and Comcast for a combined $1.4 billion.

Mr. Werner has served as a special advisor to Narrowstep since December 2005 and has assisted primarily in the development of its marketing strategy and the presentation of the Company's business proposition to leading media organizations in North America. Mr. Werner will continue to provide advisory services to Narrowstep following his appointment to the Board of Directors.

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Mr. Werner said, "Working with the Company over the past several months I have become more familiar with its technologies and the potential the Company's products hold for media organizations around the world. I am please to be joining the Board of Directors and look forward to working more closely with management and the other Board members to help the Company penetrate this potential marketplace."

Commenting on today's announcements, Mr. Beaumont stated, "Iolo Jones has been instrumental in putting Narrowstep on a solid foundation and I am grateful that he has agreed to continue his work for the Company. I am excited about the opportunity to lead the Company in its next growth phase and expect to capitalize on the hard work of my predecessor and the early success we have had to date. I am excited to be doing so with Roger onboard. He is a proven television entrepreneur and we believe that his insights as an experienced operator and broadcast executive will be invaluable as we seek to grow our business."

ABOUT NARROWSTEP(TM) INC

Narrowstep(TM) Inc (OTC BB: NRWS) is a leading provider of Internet-based video content delivery (TV on IP). Narrowstep's product and service offerings enable customers to distribute channels of video-based content and provide related services over the Internet. The Narrowstep system, telvOS(TM), enables comprehensive delivery of video content and television-like programming to mobile, wireless, Internet, broadband and broadcast services to clients throughout the world. The Narrowstep system enables owners and users of video content to reach audiences by "narrowcasting" - targeting delivery of specific content to interested groups. To learn more, visit WWW.NARROWSTEP.COM.

FORWARD-LOOKING STATEMENT

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in the Company's filings with the Securities and Exchange Commission, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

FOR FURTHER INFORMATION PLEASE CONTACT NARROWSTEP, ANDRIA ALLAN TEL: +44 207 731 4242; EMAIL: AALLAN@NARROWSTEP.COM, OR JESSE DEAL (INVESTORS), ALLEN & CARON, 212 691 8087; EMAIL: JESSE@ALLENCARON.COM.